Exhibit 10.1

MIDDLEFIELD BANC CORP.

2017 OMNIBUS EQUITY PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

1. Grant of Performance Share Units. Middlefield Banc Corp. (“Middlefield”), an Ohio corporation, hereby awards to ___________ (the “Participant”) _____ performance share units (“PSUs”) (“Target Award Opportunity”). Based on the level of achieved performance against the performance goals set forth in this Agreement over the three-year period ending December 31, 2027 (“Performance Period”), the Participant will vest in a specified percentage of the Target Award Opportunity, which percentage may range from zero percent to 187.5% of the Target Award Opportunity. Each PSU represents Middlefield’s unsecured promise to pay Participant a single share of Middlefield common stock (“Share”) for each PSU which vests in accordance with the terms of this Agreement and the 2017 Omnibus Equity Plan. Unless and until the PSUs vest, the Participant will have no right to receive Shares under such PSUs. Prior to actual distribution of Shares pursuant to any vested PSUs, such PSUs will represent an unsecured obligation of the Company. This award is subject to the terms and conditions of the 2017 Omnibus Equity Plan and this Agreement. Terms that are defined in the 2017 Omnibus Equity Plan are used in this Agreement as they are defined in the 2017 Omnibus Equity Plan.

2. Date of the Award. The date of this Agreement is as of __________ (the “Grant Date”).

3. Determination of Number of PSUs Earned. The number of PSUs which are earned at the end of the Performance Period will be based on achieved performance against the Performance Goals set forth in the Appendix to this Agreement.

4. Vesting of Earned PSUs; Eligibility for Payout. The Participant must be continuously employed during the entire Performance Period and up to the Payment Date to vest in any earned PSUs and to be eligible for a payout of the Participant’s earned PSUs, if any. If the Participant’s employment is terminated prior to the Payment Date (as defined below), then the Participant shall forfeit all PSUs and the Participant shall not be entitled to any payout of the PSUs, except as otherwise expressly provided in Section 6. Notwithstanding the foregoing, if the Participant’s employment is terminated after the end of the Performance Period but prior to the Payment Date due to death, Disability, Retirement, involuntary termination without cause or Good Reason termination, then any earned PSUs shall be paid to the Participant (or, if applicable, the Participant’s estate or legal representative) in accordance with Section 5.

5. Timing and Form of Payment. Each PSU earned by the Participant pursuant to Section 3 and entitled to payout under Section 4 shall be settled by the payment of one Share to the Participant within sixty (60) days after the end of the Performance Period (“Payment Date”).

6. Effect of Death, Disability, Involuntary Termination without Cause, Good Reason Termination and Retirement Prior to End of Performance Period. Notwithstanding any provision to the contrary, if Participant terminates employment prior to the end of the Performance Period due to death, Disability, involuntary termination without Cause, Good Reason termination or Retirement, the Participant’s PSUs shall vest and be paid in accordance with the following:

(a) Death. If Participant’s employment terminates due to death, the Participant’s PSUs will fully vest on the date of such employment termination assuming the achievement of target performance through the date of such employment termination and shall be paid within thirty (30) calendar days of the date of such employment termination. Notwithstanding the foregoing, to the extent the PSUs are considered deferred compensation subject to Internal Revenue Code Section 409A, settlement of such PSUs shall be made pursuant to their original schedule if necessary to comply with Internal Revenue Code Section 409A.

(b) Disability. If Participant’s employment terminates due to Disability, the Participant’s PSUs will be earned in accordance with Section 3 as if the Participant had remained continuously employed through end of the Performance Period and such earned PSUs shall be paid in accordance with Section 5.

(c) Termination by Middlefield without Cause or by Participant for Good Reason. If Middlefield terminates Participant’s employment without “Cause,” or Participant terminates Participant’s employment with Middlefield for “Good Reason,” the Participant’s PSUs will be earned in accordance with Section 3 as if the Participant had remained continuously employed through end of the Performance Period and such earned PSUs shall be paid in accordance with Section 5.

(d) Retirement. If Participant’s employment terminates due to Retirement, the Participant’s PSUs will be earned in accordance with Section 3 as if the Participant had remained continuously employed through the end of the Performance Period and such earned PSUs shall be paid in accordance with Section 5.

7. Effect of a Change in Control. In the event a Change in Control occurs prior to the last day of the Performance Period, the level of achieved performance of the performance goals set forth on the attached Appendix shall be assumed to have been met at the greater of the target or actual performance level through the date of such Change in Control (“CIC Earned Units”), and (A) if the buyer or successor (“Successor Entity”) to Middlefield in such Change in Control assumes this Agreement, the CIC Earned Units shall be converted into time-based restricted stock units (which restricted stock units must relate to common shares issued by the Successor Entity or an entity related to the Successor Entity and such common share must be listed on a U.S. national securities exchange) and shall either (1) become 100% vested on the last day of the Performance Period provided Participant remains continuously employed with the Successor Entity through such date or (2) become 100% vested if within twenty-four (24) months following the Change in Control the Successor Entity terminates the Participant’s employment without Cause or the Participant terminates employment for Good Reason; or (B) if the Successor Entity does not assume this Agreement, the Participant shall become 100% vested in the CIC Earned Units. CIC Earned Units under this Section 7 will be paid to the Participant within thirty (30) days of the date of vesting. The Plan Committee, as comprised prior to the date of the Change in Control shall make any and all determinations under this Section 7 including but not limited to the determination of the level of actual performance through the date of the

Change in Control, the conversion of CIC Earned Units to time-based restricted stock units and the determination of whether the Successor Entity has effectively assumed this Agreement. Notwithstanding any provision to the contrary in this Section 7, to the extent such time-based restricted stock units are considered deferred compensation subject to Internal Revenue Code Section 409A, settlement of the restricted stock units shall be made pursuant to their original schedule if necessary to comply with Internal Revenue Code Section 409A.

8. Effect of Termination by Middlefield for Cause. If Middlefield terminates Participant’s employment for Cause at any time prior to the Payment Date, Participant will forfeit all PSUs.

(a) Definitions. For purposes of this Agreement:

(i)	“Cause” will have the meaning of “involuntary termination with cause” set forth in Section 1(d) of the Change in Control Agreement between Middlefield and the Participant.

(ii)	“Good Reason” will have the meaning of “voluntary termination with good reason” in Section 1(e) of the Change in Control Agreement between Middlefield and the Participant.

(iii)

“Disability” means because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Participant is unable to engage in any substantial gainful activity, or (y) the Participant is receiving income replacement benefits for a period of at least three months under an accident and health plan of Middlefield. Medical determination of Disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of Middlefield provided, however, that, to the extent the PSUs are considered deferred compensation subject to Internal Revenue Code Section 409A, means that a Participant is disabled within the meaning of Section 409A of the Internal Revenue Code.

(iv)	“Retirement” means a voluntary termination of employment by the Participant that meets each of the following requirements:

a.	The Participant has attained at least age sixty (60) years and has completed at least five (5) years of continuous service with Middlefield by the date of employment termination;

b.	The Participant has provided to the Chair of the Board of Directors of Middlefield written notice of the Participant’s intent to retire at least six (6) months prior to the intended retirement date;

c.	The Participant has completed at least nine (9) months of continuous service with Middlefield following the Grant Date by the date of employment termination; and

d.

The Participant has entered into a restrictive covenant agreement in a form acceptable to Middlefield, which agreement shall include, but not be limited to, the following restrictive covenants: (i) non-compete, (ii) non-solicitation of customers, (iii) non-solicitation of employees, (iv) non-disclosure and (iv) non-disparagement. If Participant should violate any restrictive covenant, Participant shall forfeit any unvested PSUs and any vested PSU which have yet to be paid and Middlefield may seek to recoup any Shares (or the cash equivalent of such shares) paid to the Participant under this Agreement.

(v)

“Years of service” means a period of continual service with Middlefield or a Related Entity and shall include a Participant’s service with a financial institution that Middlefield or a Related Entity has acquired.

9. PSUs Are Not Transferable. PSUs granted to Participant under this Agreement may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution, or pursuant to a domestic relations order. Middlefield is entitled to disregard any attempt by the Participant to sell, transfer, pledge, assign, or otherwise alienate or hypothecate any vested or unvested PSUs or any interest in any vested or unvested PSUs, and any such sale, transfer, pledge, assignment, or other alienation or hypothecation is void and of no force or effect.

10. Rights as a Stockholder. Until Shares are distributed to the Participant in connection with the vesting of any PSUs in accordance with this Agreement and the 2017 Omnibus Equity Plan, the Participant will have none of the associated rights of a stockholder with respect to such shares under Ohio law and Middlefield’s Articles of Incorporation and Code of Regulations, and the Participant will not be entitled to exercise voting power with respect to such shares or receive cash dividends declared by Middlefield’s board of directors with respect to such shares.

11. The 2017 Omnibus Equity Plan Governs. The award of PSUs and this Agreement are subject to the terms and conditions of the 2017 Omnibus Equity Plan, as well as any rules of the Plan Committee under the 2017 Omnibus Equity Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the 2017 Omnibus Equity Plan, the provisions of the 2017 Omnibus Equity Plan will govern. The Participant acknowledges having received a copy of the 2017 Omnibus Equity Plan. The Participant is familiar with the terms and provisions of the 2017 Omnibus Equity Plan and accepts this award subject to all the terms and provisions of the 2017 Omnibus Equity Plan. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of Middlefield’s board of directors or Plan Committee having to do with the 2017 Omnibus Equity Plan or this Agreement.

12. Certificates; Delivery of Shares. At the discretion of Middlefield, Shares may be delivered to Participant by book-entry credit to an account in the Participant’s name established by Middlefield with the Middlefield’s transfer agent, or upon written request from the Participant (or the Participant’s personal representative, beneficiary or estate, as the case may be) in certificates in the Participant’s name (or the Participant’s personal representative, beneficiary or estate). If certificates are issued, they will bear any restrictive legends that Middlefield considers necessary or desirable.

13. Entire Agreement. This Agreement and the 2017 Omnibus Equity Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties concerning the subject matter of this Agreement and constitute the sole agreement between the parties relating to the subject matter. All prior negotiations and agreements between the parties concerning the subject matter of this Agreement are merged in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements concerning the PSUs have been made by any party or by anyone acting on behalf of any party that are not contained in this Agreement or in the 2017 Omnibus Equity Plan. Each party acknowledges that any agreement, statement, or promise concerning the PSUs that is not contained in this Agreement, or the 2017 Omnibus Equity Plan is not valid, is not binding, and is of no force or effect.

14. Headings. The headings in this Agreement are solely for convenience of reference and do not affect the interpretation of this Agreement.

15. Notices. All written notices, requests, and other communications hereunder will be duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to Middlefield, notice must be given to Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062, Attention: Chief Financial Officer, or to such other address as Middlefield designates to the Participant in writing. If to the Participant, notice must be given to the Participant at the Participant’s address appearing on the signature page of this Agreement, or to such other address as the Participant designates to Middlefield.

16. Taxes. The Participant is hereby advised to consult immediately with his or her own tax advisor about the tax consequences of this Agreement. Participant hereby agrees that Middlefield does not have a duty to design or administer this Agreement or the 2017 Omnibus Equity Plan in a manner that minimizes Participant’s tax liabilities. Participant shall not make any claim against the Company, or any of its officers, directors, employees or Related Entities related to tax liabilities arising from the PSUs granted under this Agreement.

17. Tax Withholding. The payment of Shares under this Agreement is subject to tax withholding which shall be made in accordance with Section 15.4 of 2017 Omnibus Equity Plan.

18. No Registration Rights. The Participant acknowledges and agrees that Middlefield and its Related Entities have no obligation to register the Participant’s offer and sale of the shares awarded under this Agreement under the Securities Act of 1933 or the securities laws of any state.

19. Recoupment Rights. The PSUs and any Shares paid under this Agreement to the Participant will be subject to any recoupment and forfeiture policy that Middlefield may have adopted prior to or on or after the Grant Date.

20. Post-Employment Restrictions. The restrictions in this Section 20 have been negotiated, presented to, and accepted by the Participant contemporaneous with the offer and acceptance by the Participant of this Agreement.

(a) Promise of no solicitation. The Participant promises and agrees that during the Restricted Period (as defined below) and in the Restricted Territory (as defined below) the Participant will1:

(i)

not directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by Middlefield or a Related Entity during the one-year immediately before the Participant’s employment termination with Middlefield or a Related Entity,

(ii)

not directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of Middlefield or a Related Entity to alter that person or entity’s business relationship with Middlefield or the Related Entity in any respect, and

(iii)	not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than Middlefield or a Related Entity.

(b) Promise of no raiding/hiring. The Participant promises and agrees that during the Restricted Period the Participant will not solicit or attempt to solicit and will not encourage or induce in any way any Participant, joint venturer, or business partner of Middlefield or a Related Entity to terminate an employment or contractual relationship with Middlefield or the Related Entity. The Participant agrees that the Participant will not hire any person employed by Middlefield or a Related Entity during the one-year period before the Participant’s employment termination with Middlefield or a Related Entity or any person employed by Middlefield or a Related Entity during the Restricted Period.

[1]

For example, the promise of no solicitation applies if the Participant is conducting prohibited business in the Restricted Territory or if the entity with, for, or to whom the Participant is conducting prohibited business is located within the Restricted Territory.

(c) Promise of no disparagement. The Participant promises and agrees that during the Restricted Period the Participant will not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of Middlefield or a Related Entity.

(d) Acknowledgment and remedies. The Participant acknowledges and agrees that the provisions of this Section 20 have been negotiated and carefully determined to be reasonable and necessary for the protection of Middlefield’s legitimate business interests. The Participant acknowledges and agrees that a violation of Section 20 is likely to cause immediate and irreparable harm to Middlefield, requiring injunctive relief. If a breach or threatened breach by the Participant of any provision of this Agreement occurs, Middlefield and its successors and assigns may without bond obtain an injunction restraining the Participant from violating the terms of this Agreement, and also may institute an action against the Participant to recover damages from the Participant for the breach. These remedies for default or breach are in addition to any other remedy or form of redress provided under Ohio law. The parties acknowledge that the provisions of this Section 20 survive termination of the employment relationship and are enforceable by Middlefield and its successors and assigns. The parties agree that if any of the provisions of this Section 20 are deemed unenforceable by a court of competent jurisdiction, the unenforceable provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement. If Middlefield initiates legal action to enforce the provisions of this Section 20 or to recover damages for the Participant’s violation of Section 20 and if as a result of that legal action the Participant is held to have violated this Section 20, the Participant must reimburse Middlefield for reasonable costs for enforcement of this Section 20, including but not limited to attorneys’ fees.

(e) Definitions:

(i)

“Restricted Period,” as used herein, means the 12-month period immediately after the Participant’s termination and/or separation of employment with Middlefield or a Related Entity, regardless of the reason for termination and/or separation. The Restricted Period shall be extended in an amount equal to any time period during which a violation of Section 16 of this Agreement is proven.

(ii)

“Restricted Territory,” as used herein, means area within a 25-mile radius of any banking office of Middlefield or a Related Entity, if the banking office exists on the date of the Participant’s employment termination.

(iii)

“Customer,” as used herein, means any individual, joint venturer, entity of any sort, or other business partner of Middlefield or a Related Entity with, for, or to whom Middlefield or the Related Entity has provided Financial Products or Services during the last 12 months of the Participant’s employment with Middlefield or Related Entity, or any individual, joint venturer, entity of any sort, or business partner whom Middlefield or a Related Entity has identified as a prospective customer of Financial Products or Services within the last 12 months of the Participant’s employment with Middlefield or Related Entity.

(iv)

“Financial Products or Services,” as used herein, means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Middlefield or a Related Entity on the date of the Participant’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type the Participant was involved in during the Participant’s employment with Middlefield or a Related Entity.

(f) Enforcement by successors. The provisions of this section are binding upon and enforceable by Middlefield and any successor to Middlefield, including any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of Middlefield. The Participant’s consent is not necessary for any assignment or transfer of the rights and obligations of this section that occurs or is deemed to occur as the result of any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of Middlefield.

IN WITNESS WHEREOF, Middlefield has caused this Performance Share Unit Award Agreement to be executed by its duly authorized officer as of the date specified in Section 2, and the Participant has duly executed this Performance Share Unit Award Agreement as of the date specified in Section 2 and consents to and approves all of its terms.

PARTICIPANT	MIDDLEFIELD BANC CORP.
an Ohio corporation

By:
Name: Ronald L. Zimmerly, Jr.
Its: President & CEO
Residence Address:

Appendix

Determination of the Number of Earned PSUs

1. Determination of Number of Earned PSUs. The number of PSUs earned by the Participant at the conclusion of the Performance Period will be determined under the following formula subject to Section 5 below:

Target Award Opportunity x Financial Performance Factor x TSR Modifier

The determination of “Financial Performance Factor” and “TSR Modifier” is set forth below.

2. Definitions. For purposes of this Appendix and Agreement:

(a) Beginning Stock Price. “Beginning Stock Price” means the average closing price on the applicable stock exchange of one share of stock for the thirty (30) trading days immediately prior to the first day of the Performance Period.

(b) Comparator Index. “Comparator Index” means the group of Comparator Companies as determined on the first day of the Performance Period, subject to adjustment as provided in Sections 3(b) and 4(b) below.

(c) Comparator Company. “Comparator Company” means each financial institution which: (i) is a depository institution insured by the Federal Deposit Insurance Corporation, (ii) operates primarily within the United States, (ii) is headquartered in the United States, (iii) has assets of no less than one billion dollars ($1,000,000,000) and no more than five billion dollars ($5,000,000,000) as of the financial institution’s fiscal year end which immediately precedes the first day of the Performance Period, and (iv) has common stock or parent holding company common stock listed on Nasdaq or the New York Stock Exchange.

(d) Ending Stock Price. “Ending Stock Price” means the average closing price on the applicable stock exchange of one share of stock for the thirty (30) trading days ending on the last trading day of the Performance Period.

(e) Core Return on Average Assets (ROAA). “Core ROAA” means “Core Income” as a percent of “Average Assets,” for a given fiscal year, where (I) Core Income means net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain or loss on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items and (II) Average Assets means Average Assets for the period, as reported by the company.

(f) Three-year Average Core ROAA. “Three-year Average Core ROAA” means the quotient obtained by dividing (I) the sum of three-consecutive fiscal years’ Core ROAA by (II) three (3).

(g) Total Shareholder Return (“TSR”). TSR means total shareholder return as calculated pursuant to Section 4.

3. Determination of Financial Performance Factor. The Financial Performance Factor will be determined in accordance with the following:

(a) Calculation of Three-year Average Core ROAA. Three-year Average Core ROAA shall be computed for (I) each Comparator Company over the Comparator Company’s most recent three-year fiscal period ending on or within the Performance Period and (II) Middlefield over the three-year fiscal period ending on the last day of the Performance Period. Three-year Average Core ROAA shall be computed to the third decimal place for each Comparator Company and Middlefield.

(b) Determination of Middlefield’s Relative Performance Percentile Rank. Middlefield’s Relative Performance Percentile Rank shall be determined in accordance with the following rules:

(i)	The Comparator Companies and Middlefield shall be ranked in descending order based on their respective Three-year Average Core ROAA (“Performance Ranking Distribution”).

(ii)

For purposes of developing the ordering provided in paragraph (i) above, any Comparator Company that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period or whose shares have been delisted from a national securities exchange shall be assigned the lowest order and any Comparator Company that is acquired during the Performance Period shall be removed from the Comparator Index and shall not be included in the ordering of Comparator Companies. For avoidance of doubt, any Comparator Company that acquires another Comparator Company during the Performance Period shall remain a constituent of the Comparator Index.

(iii)

Based on Middlefield’s order within the Performance Ranking Distribution, the Plan Committee shall determine Middlefield’s percentile rank (“Relative Performance Percentile Rank”) within the Performance Ranking Distribution.

(c) Determination of Financial Performance Factor. The Financial Performance Factor will be determined based on Middlefield’s Relative Performance Percentile Rank as set forth in the below table:

Performance Level	Middlefield Relative Performance Percentile Rank	Financial Performance Factor
Below Threshold	Less than 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	150%

If achieved performance over the Performance Period falls between two performance levels in the table above, then the Financial Performance Factors will be determined by linear interpolation.

4. Determination of TSR Modifier. The TSR Modifier will be determined in accordance with the following:

(a) Calculation of TSR. TSR for each Comparator Company and Middlefield shall be equal to the quotient of (i) divided by (ii), where:

(i)

is equal to the sum of (x) and (y) where (x) is the amount by which the “Beginning Stock Price” is greater than or less than the “Ending Stock Price”; and (y) is the sum of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as reinvested on the applicable ex-dividend date; and

(ii)	is equal to the Beginning Stock Price.

TSR shall be computed to the third decimal place for each Comparator Company and Middlefield.

(b) Determination of Middlefield’s Percentile Rank with TSR Modifer. Middlefield’s Percentile Rank shall be determined in accordance with the following rules:

(i)	The Comparator Companies and Middlefield shall be ranked in descending order based on their respective TSRs (“Ranking Distribution”).

(ii)

For purposes of developing the ordering provided in paragraph (i) above, any Comparator Company that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period or whose shares have been delisted from a national securities exchange shall be assigned the lowest order and any Comparator Company that is acquired during the Performance Period shall be removed from the Comparator Index and shall not be included in the ordering of Comparator Companies. For avoidance of doubt, any Comparator Company that acquires another Comparator Company during the Performance Period shall remain a constituent of the Comparator Index.

(iii)	Based on Middlefield’s order within the Ranking Distribution, the Plan Committee shall determine Middlefield’s percentile rank (“Percentile Rank”) within the Ranking Distribution.

(c) Determination of TSR Modifier. The TSR Modifier will be determined based on Middlefield’s Percentile Rank as set forth in the below table:

Middlefield’s Percentile Rank	TSR Modifier
25th percentile	-25%
50th percentile	0%
75th percentile	25%

If Middlefield’s Relative TSR Rank over the Performance Period falls between two performance levels in the table above, then the TSR Modifier will be determined by linear interpolation.

5. Special Rule on Determination of Earned PSUs. Notwithstanding any provision to the contrary, the determination of the number of earned PSUs under the Appendix is subject to the following:

(a) Negative TSR. If Middlefield’s TSR over the Performance Period is negative, then the number of earned PSUs may not exceed the Target Award Opportunity.

(b) TSR Rank in Top Quartile. If Middlefield’s TSR Rank is no less than the top quartile of the Comparator Companies, then the number of earned PSUs may not be less than 50% of the Target Award Opportunity.